EXHIBIT 1

      AGREEMENT dated as of January 15, 2004 between Axonyx Inc. ("Axonyx") and Marvin S. Hausman ("Hausman"; together with Axonyx, the "Investors").

      Axonyx has acquired shares of common stock of Oxis International, Inc. ("Oxis"), and Hausman is the Chairman and Chief Executive Officer of Axonyx. Hausmans owns shares of common stock to purchase shares of common stock of Oxis, and by virtue of Hausman's association with Axonyx, the Investors may be deemed to be affiliates under the federal securities laws and to be acting in concert as a "group," as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to their ownership, voting and disposition of such shares. Without acknowledging that the Investors are in fact a "group" under applicable laws, the Investors hereby agree as follows:

      1. Ownership, Voting and Disposition of Oxis Securities: Each Investor acknowledges and agrees that there is no agreement, written or oral, with the other Investor, or any other third party, relating to the ownership, voting or disposition of any securities of Oxis.

      2. Section 13 and Section 16 Filings and Amendments: Hausman hereby authorizes Axonyx to prepare, sign and file with the Securities and Exchange Commission on his behalf all Schedule 13D reports and all Statements of Beneficial Ownership of Securities on Forms 3, 4 and 5, and all amendments thereto (collectively, "Filings"), as required by Sections 13 and 16 of the Exchange Act, with respect to any securities of Oxis held by him, until such time that he informs Axonyx in writing to the contrary.

      3. Further Purchases and Sales: To ensure that all Filings are completed in a timely fashion and are accurate and complete, and to further ensure that the Investors do not unknowingly face potential liability for disgorgement of any short-swing profits to Oxis in accordance with the requirements of Section 16 of the Exchange Act, prior to any sale or dispositions of any securities of Oxis, Hausman will inform Axonyx at least one business day prior to any proposed purchase, sale or other disposition of Oxis' securities by him.

      4. Miscellaneous: This Agreement constitutes the entire agreement between the parties and may not be amended without the written agreement of each of them. This Agreement is governed by the laws of the State of Delaware and may be executed in counterparts, which, taken together, shall constitute one Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth herein.

                                    AXONYX INC.

                                    By:  /s/ MARVIN S. HAUSMAN
                                         ---------------------
                                             Marvin S. Hausman,
                                             Chairman of the Board and
                                             Chief Executive Officer

                                    /s/ MARVIN S. HAUSMAN
                                    ---------------------
                                        Marvin S. Hausman